HART & HART, LLC
ATTORNEYS AT LAW
1624 Washington Street
Denver, CO 80203

William T. Hart, P.C.		Email: harttrinen@aol.com
Will Hart	(303) 839-0061	Facsimile: (303) 839-5414

February 11, 2019

CEL-SCI Corporation
8229 Boone Blvd. #802
Vienna, Virginia 22182

By means of this prospectus, a shareholder of CEL-SCI Corporation (the “Company”) is offering to sell up to 500,000 shares of the Company’s common stock and certain warrant holders of the Company are offering to sell up to 8,001,441 shares of the Company’s common stock which are issuable upon the exercise of warrants.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of the State of Colorado applicable provisions of the Colorado Revised Statutes and the Colorado Constitution, all reported judicial decisions interpreting the same, and copy of the Registration Statement.

In our opinion:

●
the 500,000 shares of the Company’s common stock referred to above are legally issued, fully paid and non-assessable shares of the Company’s common stock; and

●
any shares issued upon the exercise of the warrants, if exercised in accordance with their terms, will be legally issued and will represent fully paid and non-assessable shares of the Company’s common stock.

Very truly yours,

HART & HART

/s/ William T. Hart
William T. Hart